Exhibit 99.1

INTERNATIONAL RECTIFIER REPORTS

FISCAL FIRST QUARTER RESULTS

EL SEGUNDO, Calif. — October 28, 2003 — For the fiscal first quarter, International Rectifier Corporation (NYSE: IRF) today reported pro forma net income of $19.8 million (or $0.30 per share), which excludes charges for severance and restructuring activities previously announced in December 2002, on revenues of $234.1 million, compared to pro forma net income of $15.4 million (or $0.24 per share) on revenues of $228.4 million from the June quarter.  Including the above charges of $4.0 million, IR posted a net income of $16.7 million (or $0.25 per share) for the fiscal first quarter compared to net income of $13.2 million (or $0.20 per share) including the $3.8 million charge in the June quarter.  For the fiscal first quarter ended September 2002, pro forma net income was $13.9 million (or $0.21 per share) on revenues of $212.2 million.  Net income was $11.0 million (or $0.17 per share) in that quarter.

Orders rose 5 percent from the June quarter and 30 percent from the prior year quarter, led by a continued increase in information technology orders, up 31 percent from the June quarter and more than double from a year ago.  PC orders grew dramatically from the June quarter fueled by the continuing success of Intel’s Centrino™ and Pentium M™ based products.  Over the past nine months, IT orders are up 70 percent from the same period a year ago and represented 47 percent of IR’s total bookings in the September quarter.  Bookings for the consumer market also grew, increasing 13 percent from the June quarter led by new plasma and high definition TVs, energy-efficient home appliances, and lighting.

Bookings surged in the Asia Pacific region, up 18 percent from the June quarter and 55 percent from the prior year quarter.  Marking 10 years of production in China, IR announced earlier today that it intends to significantly expand its manufacturing capacity in China, IR’s fastest growing region.  This will be a multi-phased program with the first stage planned for completion in 2005.

ICs and advanced circuit devices sales grew 13 percent from the June quarter and 34 percent from the prior year quarter.  Proprietary products accounted for 59 percent of customer sales, up from 54 percent a year ago.  Overall, revenues increased 3 percent from the June quarter and 10 percent over the prior year quarter.

OEM shipments were driven by growth in the IT sector, up 18 percent from the June quarter and 54 percent from the prior year quarter.  Revenues from PCs increased 24 percent from the June quarter and 66 percent from the prior year quarter.  Distributor shipments to their end customers hit an 11-quarter record high while channel inventories dropped to a 3-year low.

Fiscal first quarter 2004 gross margin expanded 110 basis points from the June quarter to 35.9 percent.  Gross margin on incremental sales exceeded expectations at 79 percent.  The improvement resulted from a richer mix of proprietary products shipped in the quarter and cost reductions.

Chief Executive Officer Alex Lidow stated, “We see our leading position in power management continuing to drive strong results. Our focus in content-rich advanced IT applications is paying off as we continue to see widespread acceptance of our proprietary products complemented by an emerging recovery in the PC market. "

In the first quarter, IR won significant new business in target markets:

  Proprietary products including DCBus™, XPhase™, DirectFET™, and iPOWIR™ took leading positions in the top three PC and server companies as well as the top two communications networking companies.  IR captured 9 new designs in Centrino and Pentium M notebooks where content is significantly higher than previous generations and 8 new designs in the next-generation servers like Intel’s latest server platform, dubbed “Nocona.”

  Analog ICs and advanced circuit devices from IR were selected for upcoming Delphi programs and for Daimler-Chrysler, Peugeot, and Audi vehicles to power engine cooling systems, electronic suspension, electric fan control, direct fuel injection systems, and new engine preheat systems.

  Samsung and Sony chose proprietary analog ICs and advanced circuit devices from IR to power their new plasma and high definition TVs.

  IR secured five new lighting contracts from top suppliers in each region around the world including General Electric, Osram, and Mitsubishi Electric.

  IR analog ICs continued to ramp in next-generation General Electric appliances, Maytag washers, Sanyo refrigerators and Toshiba-Carrier air conditioners.

  Power systems and advanced circuit devices were selected in 16 new defense programs for F-22 and F-35 Joint Strike Fighter aircraft, advanced satellites, electronic flight control systems, and smart missiles for such customers as Lockheed-Martin, Boeing, Sandia National Labs, Raytheon, and Northrup-Grumman.

With indicators pointing to a sustainable recovery and IR’s continued success with its proprietary products, the company has decided to divest or discontinue certain commodity products that are not strategic to its business model, totaling approximately $100 million of annual revenue.  This action is being taken to further focus resources on value-added opportunities and is expected to incrimentally raise overall gross margins by 200 basis points within four quarters.  This is in addition to the 100 basis point gain that IR previously announced for each of the December, March, and June quarters.  IR anticipates no new charges associated with these activities and expects these actions to be accretive to company earnings.

Alex Lidow noted, “The outlook for our business continues to strengthen in the December quarter with orders up 30 percent through the first three weeks compared to the same period in the September quarter.  Backlog visibility is the strongest that we've seen since the year 2000, greater than 80 percent of guidance revenue.  For the quarter ending December, IR expects revenues to grow about 4 to 7 percent from the September quarter with gross margins up more than 100 basis points.”

In addition to disclosing results that are determined in accordance with Generally Accepted Accounting Principles (GAAP), IR also discloses pro forma or non-GAAP results of operations that exclude costs related to restructuring activities. IR discloses such pro forma information in order to reflect underlying operating performance and to permit shareholders and other readers to better assess the company’s operating results.

The following reconciles reported net income and earnings per share to pro forma net income and earnings per share for the fiscal quarters ended September 30, 2003, June 30, 2003 and September 30, 2002:

	September 30, 2003	June 30, 2003	September 30, 2002
Reported net income	$16,731	$13,238	$10,971
Costs from restructuring activities (net of tax benefit)	3,062	2,157	2,917

Pro forma net income	$19,793	$15,395	$13,888

Reported net income per common share, basic	$0.26	$0.21	$0.17
Costs from restructuring activities (net of tax benefit)	.05	.04	.05

Pro forma net income per common share, basic	$0.31	$0.25	$0.22

Reported net income per common share, diluted	$0.25	$0.20	$0.17
Costs from restructuring activities (net of tax benefit)	.05	.04	.05
Effect of dilutive securities	—	—	(.01)

Pro forma net income per common share, diluted	$0.30	$0.24	$0.21

International Rectifier (NYSE:IRF) is a world leader in power management technology.  IR’s analog and mixed signal ICs, advanced circuit devices, integrated power systems and components enable high performance computing and eliminate energy waste from motors, the world’s single largest consumer of electricity.  Leading manufacturers of computers, energy efficient appliances, lighting, automobiles, satellites, aircraft, and defense systems rely on IR’s power management benchmarks to power their next generation products. For more information, go to www.irf.com.

The foregoing material includes some “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995.  The materials presented can be identified by the use of forward-looking terminology such as “anticipate”, “believe”, “estimate”, “may”, “should”, “will”, or “expects” or the negative or variations thereof, whether set out in the text of documents or in graphs.  Such forward-looking statements are subject to a number of uncertainties and risks, and actual results may differ materially from those projected.  Factors that could affect the company’s actual results include greater than expected costs of implementing company restructuring plans; changes in assumptions or events that adversely affect the timing and realization of anticipated cost savings from restructuring plans and the amount of anticipated charges; the failure of market demand to materialize as anticipated; the effectiveness of cost controls and cost reductions; pricing pressures; unexpected costs associated with cost-reduction efforts, including reductions in force and the transfer, discontinuance, divestiture or consolidation of product lines and equipment (including, without limitation, those associated with the company’s restructuring initiatives); product claims, returns and recalls; introduction, acceptance, availability, and continued demand and growth of new and high-performance products; delays in transferring and ramping production lines or completing customer qualifications (including, without limitation, those associated with the company’s restructuring initiatives); company and market impact due to the cancellation or delays in customer and/or industry programs and/or orders; unfavorable changes in industry and competitive conditions; economic conditions in the company’s markets around the world and the timing of changes in market conditions; the company’s mix of product shipments; the success of working capital management programs; failure of suppliers and subcontractors to meet their delivery commitments; changes in interest and investment rates; impacts on our business or financial condition due to changes in currency valuation; impact of changes in accounting methods; the impact of changes in laws and regulations, including tax, trade and export regulations and policies; the initiation of or actual results of any outstanding patent and other litigation; impacts on our royalties from patent licensee redesign, a decline in sales by licensees, or change in product mix to non-infringing devices; and other uncertainties disclosed in the company’s reports filed with the Securities and Exchange Commission, including its most recent report on Form 10-K.  Additionally, to the foregoing factors should be added the financial and other ramifications of terrorist actions.

NOTE: A conference call will begin today at 5:15 p.m. Eastern time (2:15 p.m. Pacific time). Participants can join the call by dialing 212.896.6121 or by logging onto the Internet at http://www.irf.com, http://www.vcall.com, or http://www.streetevents.com at least 15 minutes ahead of the start time. A replay of the call will be available from 7:15 p.m. Eastern time (4:15 p.m. Pacific time) on Tuesday, October 28 until 7:15 p.m. Eastern time (4:15 p.m. Pacific time) on Sunday, November 2.  To hear the replay, call 800.633.8284 (for international callers 402.977.9140) and use reservation number 21162879, or use the websites listed above.

Company contact: Steve Harrison, 310.252.7731.

Website: http://www.irf.com

Centrino, Pentium M are trademarks of Intel Corporation.

XPhase, DCBus, DirectFET, and iPOWIR are trademarks of International Rectifier.

International Rectifier Corporation and Subsidiaries
Unaudited Consolidated Statement of Income
(In thousands except per share amounts)

	Three Months Ended
	September 30
	2003	2002
Revenues	$234,129	$212,161
Cost of sales	149,985	137,886
Gross profit	84,144	74,275

Selling and administrative expense	36,583	34,791
Research and development expense	20,663	19,531
Amortization of acquisition-related intangibles	1,389	1,327
Impairment of assets, restructuring, severance and other charges	4,029	3,838
Other (income) expense, net	261	(308)
Interest (income) expense, net	(795)	661
Income before income taxes	22,014	14,435

Provision for income taxes	5,283	3,464
Net income	$16,731	$10,971

Net income per common share
Basic	$0.26	$0.17
Diluted	$0.25	$0.17

Average common shares outstanding - basic	64,496	63,800
Average common shares and potentially dilutive securities outstanding - diluted	66,869	64,744

International Rectifier Corporation and Subsidiaries
Condensed Consolidated Balance Sheet
(In thousands)

	(Unaudited)
	September 30	June 30
	2003	2003
Assets

Current assets:
Cash, cash equivalents and cash investments	$512,745	$492,472
Trade accounts receivable	141,104	138,097
Inventories, net	165,596	173,577
Deferred income taxes	27,800	32,211
Prepaid expenses and other receivables	44,507	38,482

Total current assets	891,752	874,839

Long-term cash investments	198,963	229,020

Property, plant and equipment, net	351,071	346,557

Other assets	372,303	371,436

Total assets	$1,814,089	$1,821,852

Liabilities and Stockholders' Equity

Current liabilities:
Bank loans	$23,307	$17,121
Long-term debt, due within one year	1,126	1,183
Accounts payable	64,409	86,911
Accrued salaries, wages and commissions	25,369	28,951
Other accrued expenses	62,131	77,567

Total current liabilities	176,342	211,733

Long-term debt, less current maturities	570,194	579,379
Other long-term liabilities	15,203	14,208
Deferred income taxes	10,498	4,293

Stockholders' equity:
Common stock	64,590	64,186
Capital contributed in excess of par value of shares	706,345	699,446
Retained earnings	224,646	207,915
Accumulated other comprehensive income	46,271	40,692
Total stockholders' equity	1,041,852	1,012,239

Total liabilities and stockholders' equity	$1,814,089	$1,821,852